Exhibit 99.1

Press Release

May 8, 2019	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Record FY2019 Financial Results and Initiates FY2020 Operating Outlook
Call scheduled for Thursday, May 9, 2019 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

Fourth Quarter Highlights

•	Net sales were $538 million and increased 4% year over year (+4% core sales(1), +2% acquisitions, -2% foreign currency translation).

•	Net income from continuing operations was $48 million (diluted EPS of $0.39), compared with $58 million (diluted EPS of $0.47) in the year-ago quarter.

•
Net income(2) was $41 million (diluted EPS of $0.38), compared with a net loss(2) of $68 million (diluted loss per share of $0.51), which included a $120 million loss from discontinued operations in the year-ago quarter.

•	Adjusted EPS(1) was $0.51 compared with $0.47 in the year-ago quarter.

•	Adjusted EBITDA(1) increased 6% year over year and was $120 million (22.3% of net sales), compared with $113 million (21.8% of net sales) in last year's fourth quarter.
Fiscal 2019 Highlights

•	Net sales were $2.051 billion and increased 11% year over year (+6% core sales(1), +6% acquisitions, -1% foreign currency translation).

•	Net income from continuing operations was $189 million (diluted EPS of $1.53), compared with $207 million (diluted EPS of $1.69) in the prior year.

•
Net income(2) was $11 million (diluted EPS of $0.28), including a $155 million loss from discontinued operations, compared with $53 million (diluted EPS of $0.62), which included a $131 million loss from discontinued operations, in the prior year.

•	Adjusted EPS(1) was $1.85 and increased 25% from $1.48 in the prior year.

•	Adjusted EBITDA(1) increased 15% year over year and was $443 million (21.6% of net sales), compared with $386 million (20.9% of net sales) in the prior year.

•	Net debt leverage ratio decreased to 2.1x.
Todd Adams, President and Chief Executive Officer, commented, “We reported solid operating results for our fourth-quarter to cap off a year of record financial results. We delivered a new record for annual free cash flow of $213 million in our fiscal 2019, which enabled us to reduce our financial leverage to an all-time low. We leveraged the Rexnord Business System (“RBS”) to overcome tariff pressures and deliver further margin expansion and a new record for annual Adjusted EBITDA. Furthermore, we successfully completed the second phase of our Supply Chain Optimization and Footprint Repositioning (“SCOFR”) program and launched a third phase to deliver incremental annualized structural cost savings of $20 million by the end of our fiscal 2022. We are excited about the expanding growth runways that are developing in both platforms as we accelerate our digitally-connected product solutions to market. Looking into our fiscal year 2020, our compounding simplification initiatives and our relentless focus on operational excellence position us well to further expand our margins and free cash flow and we remain confident in our ability to create real value in an environment of slower global growth.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Reflects net income/loss attributable to Rexnord common stockholders.

“Net sales in our Process & Motion Control (“PMC”) platform grew 3% year over year in our fourth quarter with mostly stable demand trends outside Europe and a relatively stronger contribution from our aerospace end markets. Given the successful integration and steady margin expansion at Centa and the execution of our SCOFR initiatives, we are well positioned to drive margins higher while investing in growth. Our accelerating simplification initiatives are expected to enable us to reduce complexity and costs and position us to amplify the impact of our investments in our DiRXN (pronounced “Direction”) digital enterprise strategy.”
“Our Water Management platform delivered 5% net sales growth in our fourth quarter, despite significant headwinds from severe weather. We also successfully offset the impact of the ongoing tariff situation and delivered higher Adjusted EBITDA margins for the fourth quarter and the full year. We expect overall demand from our core North American nonresidential construction markets will continue to expand in our fiscal 2020, led by relative strength in institutional building verticals and enhanced by further gains from our market expansion strategies and a differentiated array of digitally-connected commercial-grade plumbing products.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Reflects net income/loss attributable to Rexnord common stockholders.

Fiscal 2020 Outlook
Adams continued, “Our initial outlook for fiscal 2020 is based on our assumption of low-single-digit core growth for the full year, net of an estimated 150-200 basis point impact from our product line simplification initiatives. We expect to continue to fully offset the impact of tariffs while we deliver incremental savings from our structural cost reduction initiatives and solid operating leverage on our core growth, partially offset by investments to advance our strategic growth and cost reduction initiatives. We expect our GAAP net income to be in a range of $180 million to $190 million, our Adjusted EBITDA to be in a range of $460 million to $475 million, and our free cash flow to exceed net income.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Fourth Quarter Fiscal 2019 Segment Highlights

Process & Motion Control
PMC net sales increased 3% year over year to $373 million in the fourth quarter of fiscal 2019. Core sales increased 3%, our acquisitions contributed 3% and foreign currency translation had an unfavorable impact of 3% year over year. The increase in core sales is the result of favorable demand trends across the majority of our served end markets.
PMC income from operations for the fourth quarter of fiscal 2019 was $66 million, or 17.8% of net sales. Income from operations as a percentage of net sales increased by 110 basis points year over year primarily due to the increase in core sales, RBS-led productivity gains and a reduction in restructuring spend, partially offset by investments in innovation and market expansion initiatives.
Adjusted EBITDA(1) in the fourth quarter was $90 million. Adjusted EBITDA as a percentage of net sales increased to 24.2% from 23.6% in the prior year.

Water Management (2)
Water Management net sales were $165 million in the fourth quarter of fiscal 2019, a year-over-year increase of 5%. The 5% increase in net sales and core growth is the result of increased demand trends within our nonresidential construction end markets.

Water Management income from operations was $29 million for the fourth quarter of fiscal 2019, or 17.5% of net sales. Income from operations as a percentage of net sales decreased by 140 basis points year over year as the impact of incremental sales and RBS-led productivity gains was primarily offset by investments in innovation and market expansion initiatives.

Adjusted EBITDA(1) in the fourth quarter was $40 million or 24.5% of net sales. Adjusted EBITDA as a percentage of net sales increased by 30 basis points year over year.

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	As a result of Rexnord's divestiture of the VAG business, its operations continue to be reported as a discontinued operation and therefore are not included in this discussion.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as the Centa and World Dryer acquisitions), divestitures, discontinued operations (such as the VAG business) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, discontinued operations (such as VAG), gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 6,700 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnordcorporation.com.
Conference Call Details
Rexnord will hold a conference call on Thursday, May 9, 2019 at 8:00 a.m. Eastern Time to discuss its fiscal 2019 fourth quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 866-211-3116
International toll #: 647-689-6577
Access Code: 1692438

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnordcorporation.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time on May 9, 2019, until 11:59 p.m. Eastern Time on May 23, 2019. To access the replay, please dial 800-585-8367 (domestic) or 416-621-4642 (international). The passcode for the replay is: 1692438. The replay will also be available as a webcast on Rexnord's investor relations website.
Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2018 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net sales	$537.5	$517.9	$2,050.9	$1,851.6
Cost of sales	335.7	319.2	1,266.1	1,145.1
Gross profit	201.8	198.7	784.8	706.5
Selling, general and administrative expenses	109.3	107.8	433.1	393.8
Restructuring and other similar charges	2.7	5.8	12.1	14.1
Amortization of intangible assets	8.6	8.4	34.0	32.2
Income from operations	81.2	76.7	305.6	266.4
Non-operating (expense) income:
Interest expense, net	(15.8)	(16.6)	(69.9)	(75.1)
(Loss) gain on the extinguishment of debt	(0.7)	—	4.3	(11.9)
Other (expense) income, net	(4.5)	4.9	(1.2)	7.7
Income from continuing operations before income taxes	60.2	65.0	238.8	187.1
(Provision) benefit for income taxes	(12.6)	(7.0)	(53.4)	19.5
Equity method investment income	0.1	—	3.6	—
Net income from continuing operations	47.7	58.0	189.0	206.6
Loss from discontinued operations, net of tax	(0.4)	(119.9)	(154.7)	(130.6)
Net income (loss)	47.3	(61.9)	34.3	76.0
Non-controlling interest income	0.1	0.1	—	0.1
Net income (loss) attributable to Rexnord	47.2	(62.0)	34.3	75.9
Dividends on preferred stock	(5.8)	(5.8)	(23.2)	(23.2)
Net income (loss) attributable to Rexnord common stockholders	$41.4	$(67.8)	$11.1	$52.7

Basic net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.40	$0.50	$1.58	$1.76
Discontinued operations	$—	$(1.15)	$(1.48)	$(1.26)
Net income (loss)	$0.39	$(0.65)	$0.11	$0.51
Diluted net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.39	$0.47	$1.53	$1.69
Discontinued operations	$—	$(0.98)	$(1.25)	$(1.07)
Net income (loss)	$0.38	$(0.51)	$0.28	$0.62
Weighted-average number of shares outstanding (in thousands):
Basic	104,878	104,093	104,640	103,889
Diluted	123,077	122,675	123,329	121,984

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth quarter and fiscal year ended March 31, 2019 and March 31, 2018
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted EBITDA	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net income (loss) attributable to Rexnord common stockholders	$41.4	$(67.8)	$11.1	$52.7
Dividends on preferred stock	5.8	5.8	23.2	23.2
Non-controlling interest income	0.1	0.1	—	0.1
Discontinued operations, net of tax	0.4	119.9	154.7	130.6
Equity method investment income	(0.1)	—	(3.6)	—
Income tax provision (benefit)	12.6	7.0	53.4	(19.5)
Other expense (income), net (1)	4.5	(4.9)	1.2	(7.7)
Loss (gain) on the extinguishment of debt	0.7	—	(4.3)	11.9
Interest expense, net	15.8	16.6	69.9	75.1
Income from operations	81.2	76.7	305.6	266.4

Adjustments
Depreciation and amortization	21.9	21.7	87.9	79.7
Restructuring and other similar charges	2.7	5.8	12.1	14.1
Acquisition-related fair value adjustment	0.1	0.9	3.6	1.8
Stock-based compensation expense	5.3	4.5	22.6	20.0
Last-in first-out inventory adjustments	5.9	2.6	6.7	3.3
Other, net (2)	2.8	0.5	4.3	0.9
Subtotal of adjustments	38.7	36.0	137.2	119.8
Adjusted EBITDA	$119.9	$112.7	$442.8	$386.2

(1)
Other expense (income), net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions, actuarial gains and losses on pension, and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

(2)	Other, net includes the gains and losses from sale of long-lived assets, as well as dividends from equity method investment.

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted Net Income and Earnings Per Share	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net income (loss) attributable to Rexnord common stockholders	$41.4	$(67.8)	$11.1	$52.7
Dividends on preferred stock	5.8	5.8	23.2	23.2
Non-controlling interest income	0.1	0.1	—	0.1
Discontinued operations, net of tax	0.4	119.9	154.7	130.6
Equity method investment income	(0.1)	—	(3.6)	—
Loss (gain) on the extinguishment of debt	0.7	—	(4.3)	11.9
Amortization of intangible assets	8.6	8.4	34.0	32.2
Restructuring and other similar charges	2.7	5.8	12.1	14.1
Supply chain optimization and footprint repositioning initiatives (3)	0.2	1.3	3.9	2.3
Acquisition related fair value adjustment	0.1	0.9	3.6	1.8
Other expense (income), net (1)	4.5	(4.9)	1.2	(7.7)
Other, net (2)	2.8	0.5	4.3	0.9
Non-recurring U.S. Tax Reform adjustment	—	(7.8)	—	(62.6)
Tax effect on above items	(4.0)	(4.5)	(12.6)	(18.6)
Adjusted net income	$63.2	$57.7	$227.6	$180.9

GAAP diluted net income per share from continuing operations	$0.39	$0.47	$1.53	$1.69
Adjusted earnings per share - diluted	$0.51	$0.47	$1.85	$1.48

Weighted-average number of shares outstanding (in thousands)
GAAP basic weighted-average shares	104,878	104,093	104,640	103,889
Effect of dilutive equity awards	2,220	2,603	2,710	2,110
Adjustment for assumed conversion of preferred stock into common stock	15,979	15,979	15,979	15,985
Adjusted diluted weighted-average shares	123,077	122,675	123,329	121,984

(1)
Other expense (income), net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions, actuarial gain and loss on pension and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

(2)	Other, net includes the gains and losses from sale of long-lived assets, as well as dividends from equity method investment.

(3)	Represents accelerated depreciation associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Fourth Quarter Ended
	March 31, 2019			March 31, 2018
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Operating income (loss)	$66.4	$28.8	$(14.0)	$60.3	$29.7	$(13.3)
Operating margin	17.8%	17.5%		16.7%	18.9%

Depreciation and amortization	15.5	6.3	0.1	15.6	6.1	—
Restructuring and other similar charges	2.4	0.3	—	5.6	0.2	—
Acquisition related fair value adjustment	—	0.1	—	0.9	—	—
Stock-based compensation expense	1.5	0.5	3.3	1.1	0.6	2.8
Last-in first-out inventory adjustments	1.5	4.4	—	1.1	1.5	—
Other, net	2.8	—	—	0.5	—	—
Adjusted EBITDA	$90.1	$40.4	$(10.6)	$85.1	$38.1	$(10.5)
Adjusted EBITDA margin	24.2%	24.5%		23.6%	24.2%

	Fiscal Year Ended
	March 31, 2019			March 31, 2018
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Operating income (loss)	$226.1	$139.7	$(60.2)	$191.3	$125.7	$(50.6)
Operating margin	16.4%	20.8%		15.4%	20.6%

Depreciation and amortization	62.4	24.9	0.6	56.0	23.7	—
Restructuring and other similar charges	7.9	1.2	3.0	13.3	0.8	—
Acquisition related fair value adjustment	3.4	0.2	—	0.9	0.9	—
Stock-based compensation expense	6.0	1.5	15.1	5.0	3.0	12.0
Last-in first-out inventory adjustments	2.2	4.5	—	1.4	1.9	—
Other, net	4.3	—	—	0.9	—	—
Adjusted EBITDA	$312.3	$172.0	$(41.5)	$268.8	$156.0	$(38.6)
Adjusted EBITDA margin	22.6%	25.7%		21.7%	25.6%

	Twelve Months Ended
	March 31, 2019	March 31, 2018
Cash provided by operating activities	$258.1	$228.5
Expenditures for property, plant and equipment	(44.9)	(40.7)
Free cash flow	$213.2	$187.8

Fiscal 2020 Earnings Outlook Reconciliation (1)	Earnings Guidance for
the Fiscal Year Ending
March 31, 2020
Net income from continuing operations attributable to Rexnord common stockholders	$180 million to $190 million
Dividends on preferred stock	15
Provision for income taxes	72
Interest expense, net	67
Depreciation and amortization	88
Restructuring and other similar charges	15
Stock-based compensation expense	26
Adjusted EBITDA	$460 million to $475 million

(1)
Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2020. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Fiscal Year Ended
	March 31, 2019	March 31, 2018
Net income attributable to Rexnord	$34.3	$75.9
Other comprehensive (loss) income:
Foreign currency translation adjustments	(17.9)	57.1
Net change in unrealized losses on interest rate derivatives, net of tax	4.5	5.8
Change in pension and other postretirement defined benefit plans, net of tax	(9.1)	—
Other comprehensive (loss) income, net of tax	(22.5)	62.9
Non-controlling interest income	—	0.1
Total comprehensive income	$11.8	$138.9

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$292.5	$193.2
Receivables, net	334.3	314.7
Inventories	316.5	304.1
Income tax receivable	3.3	17.5
Other current assets	36.3	37.9
Current assets held for sale	—	130.3
Total current assets	982.9	997.7
Property, plant and equipment, net	383.0	396.5
Intangible assets, net	511.5	530.9
Goodwill	1,299.7	1,276.1
Other assets	82.6	114.0
Non-current assets held for sale	—	108.5
Total assets	$3,259.7	$3,423.7
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$1.2	$3.9
Trade payables	191.7	189.9
Compensation and benefits	63.7	63.9
Current portion of pension and postretirement benefit obligations	3.3	4.0
Other current liabilities	137.1	127.4
Current liabilities held for sale	—	65.1
Total current liabilities	397.0	454.2

Long-term debt	1,236.8	1,352.1
Pension and postretirement benefit obligations	158.0	163.2
Deferred income taxes	125.9	149.3
Other liabilities	111.0	78.3
Non-current liabilities held for sale	—	13.8
Total liabilities	2,028.7	2,210.9

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 104,842,299 at March 31, 2019 and 104,179,037 at March 31, 2018	1.0	1.0
Preferred stock, $0.01 par value; 10,000,000 shares authorized; shares of 5.75% Series A Mandatory Convertible Preferred Stock issued and outstanding: 402,500 at March 31, 2019 and March 31, 2018	0.0	0.0
Additional paid-in capital	1,293.5	1,277.8
Retained earnings	30.7	8.0
Accumulated other comprehensive loss	(96.6)	(74.1)
Total Rexnord stockholders' equity	1,228.6	1,212.7
Non-controlling interest	2.4	0.1
Total stockholders' equity	1,231.0	1,212.8
Total liabilities and stockholders' equity	$3,259.7	$3,423.7

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Fiscal Year-Ended
	March 31, 2019	March 31, 2018
Operating activities
Net income	$34.3	$76.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	58.0	56.1
Amortization of intangible assets	34.3	33.6
Amortization of deferred financing costs	1.5	1.9
Non-cash discontinued operations asset impairment	126.0	111.2
Non-cash loss on sale of discontinued operations	22.5	—
Non-cash asset impairment	0.3	0.8
Loss on dispositions of property, plant and equipment	0.5	0.9
Deferred income taxes	(27.5)	(77.5)
Actuarial gain on pension and post retirement benefit obligations	(0.4)	(3.3)
Other non-cash charges	6.1	2.3
(Gain) loss on extinguishment of debt	(4.3)	11.9
Stock-based compensation expense	22.6	20.5
Changes in operating assets and liabilities:
Receivables	(29.8)	(31.0)
Inventories	(24.7)	11.5
Other assets	4.1	(16.6)
Accounts payable	(1.3)	13.0
Accruals and other	35.9	17.2
Cash provided by operating activities	258.1	228.5

Investing activities
Expenditures for property, plant and equipment	(44.9)	(40.7)
Acquisitions, net of cash acquired	(23.4)	(173.6)
Proceeds from dispositions of long-lived assets	4.7	5.5
Cash dividend from equity method investment	1.3	—
Net proceeds from divestiture of discontinued operations	9.0	—
Cash used for investing activities	(53.3)	(208.8)

Financing activities
Proceeds from borrowings of debt	270.8	1,529.8
Repayments of debt	(369.0)	(1,816.2)
Payment of debt issuance costs	—	(11.0)
Payment of preferred stock dividends	(23.2)	(23.2)
Proceeds from exercise of stock options	7.9	7.2
Taxes withheld and paid on employees' share-based payment awards	(3.2)	(1.2)
Proceeds from financing lease obligations	—	5.8
Cash used for financing activities	(116.7)	(308.8)
Effect of exchange rate changes on cash and cash equivalents	(13.2)	16.6
Increase (decrease) in cash and cash equivalents	74.9	(272.5)
Cash, cash equivalents and restricted cash at beginning of period	217.6	490.1
Cash, cash equivalents and restricted cash at end of period	$292.5	$217.6

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$332.4	$348.7	$326.7	$372.8	$1,380.6
Water Management	171.2	176.1	158.3	164.7	670.3
Total	$503.6	$524.8	$485.0	$537.5	$2,050.9

Sales growth
Core growth	4%	9%	6%	4%	6%
Currency translation	2%	(1)%	(2)%	(2)%	(1)%
Acquisition/divestiture	8%	8%	7%	2%	6%
Reported growth	14%	16%	11%	4%	11%

Adjusted EBITDA
Process & Motion Control	$71.6	$77.6	$73.0	$90.1	$312.3
Water Management	43.4	47.7	40.5	40.4	172.0
Corporate	(10.0)	(10.5)	(10.4)	(10.6)	(41.5)
Total	$105.0	$114.8	$103.1	$119.9	$442.8

Adjusted EBITDA %
Process & Motion Control	21.5%	22.3%	22.3%	24.2%	22.6%
Water Management	25.4%	27.1%	25.6%	24.5%	25.7%
Total (including Corporate)	20.8%	21.9%	21.3%	22.3%	21.6%

	Fiscal 2018
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$287.7	$300.4	$292.5	$360.6	$1,241.2
Water Management	155.5	153.4	144.2	157.3	610.4
Total	$443.2	$453.8	$436.7	$517.9	$1,851.6

Sales growth
Core growth	5%	2%	6%	6%	5%
Currency translation	(1)%	1%	1%	3%	1%
Acquisition/divestiture	3%	—%	1%	4%	2%
Reported growth	7%	3%	8%	13%	8%

Adjusted EBITDA
Process & Motion Control	$56.8	$61.6	$65.3	$85.1	$268.8
Water Management	37.9	43.3	36.7	38.1	156.0
Corporate	(9.6)	(9.4)	(9.1)	(10.5)	(38.6)
Total	$85.1	$95.5	$92.9	$112.7	$386.2

Adjusted EBITDA %
Process & Motion Control	19.7%	20.5%	22.3%	23.6%	21.7%
Water Management	24.4%	28.2%	25.5%	24.2%	25.6%
Total (including Corporate)	19.2%	21.0%	21.3%	21.8%	20.9%